As filed with the Securities and Exchange Commission on March 26, 2026, Registration No. 333-______
____________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRICO BANCSHARES
(Exact name of registrant as specified in its charter)

California 94-2792841
(State or other jurisdiction of incorporation or organization) (I.R.S. Employer Identification Number)

63 Constitution Drive, Chico, California   95973
(Address of principal executive offices)   (Zip Code)

TriCo Bancshares 2024 Equity Incentive Plan
(Full title of plan)

Greg Gehlmann
Senior Vice President/General Counsel
TriCo Bancshares
63 Constitution Drive
Chico, CA 95973
(Name and address of agent for service)

(530) 898-0300
(Telephone number, including area code, of agent for service)

Copy to:

David J. Gershon
Sheppard, Mullin, Richter & Hampton LLP
Four Embarcadero Center, 17th Floor
San Francisco, CA 94111
(415) 774-3120

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer (X)	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS.

    Documents containing the information specified in Part I of this Registration Statement on Form S-8 (the “Registration Statement”) will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933 and will not be filed with the U.S. Securities and Exchange Commission (the “Commission”) as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are available without charge, upon request, to: TriCo Bancshares, 63 Constitution Drive, Chico, California 95973.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

TriCo Bancshares (“the Company”) hereby incorporates by reference in this Registration Statement the following documents:

a.The Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Commission on March 2, 2026;

b.The Company’s Current Reports on Form 8-K filed with the Commission on January 22, 2026 and February 23, 2026 (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable Commission rules); and

c.The description of the Company’s common stock set forth in the Registration Statement on Form 8-A under Section 12(b) of the Exchange Act, as the description therein has been updated and superseded by the description of the Company’s securities contained in Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on March 1, 2023, and any future amendment or report filed for the purpose of updating such description.

All documents subsequently filed (but not those documents or portions thereof furnished but not filed, unless otherwise stated in such filings) by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Section 317 of the California General Corporation Law permits indemnification of directors, officers and employees of corporations under certain conditions and subject to certain limitations. Article Fifth of the Articles of Incorporation of the Company contains provisions limiting the monetary liability of directors for breaches of the duty of care. Article Sixth of the Articles of Incorporation of the Company contains provisions that authorize the registrant to indemnify its directors, officers and employees to the fullest extent permitted, and in excess of that authorized, under Section 317. Section 47 of the Company’s Bylaws provide for the indemnification of directors and officers to the fullest extent permitted by law.

The Company and its wholly-owned subsidiary, Tri Counties Bank, have entered into indemnification agreements with their respective directors and executive officers. These agreements require the Company and Tri Counties Bank to, among other things, (i) indemnify their respective directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, subject to certain exceptions and limitations and (ii) advance the expenses such directors or executive officers may incur as a result of or in connection with the defense of any proceeding brought against them as to which they could be indemnified, subject to an undertaking by the indemnified party to repay such advances if it is ultimately determined that he or she is not entitled to indemnification.

The Company also maintains insurance policies which insure its officers and directors against certain liabilities.

The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the Bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

EXHIBIT LIST

Exhibit	Description
5.1	Opinion of Sheppard Mullin Richter & Hampton, LLP
23.1	Consent of Sheppard Mullin Richter & Hampton, LLP (included in Exhibit 5.1)
23.2	Consent of Baker Tilly US, LLP
24.1	Power of Attorney (included in signature page)
99.1	TriCo Bancshares 2024 Equity Incentive Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement filed with the Commission on April 19, 2024)
107	Filing Fee Table

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chico, State of California, on March 26, 2026.

TRICO BANCSHARES
(Registrant)

By /s/ Peter G. Wiese
Peter G. Wiese
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

The officers and directors of TriCo Bancshares whose signatures appear below hereby constitute and appoint Richard P. Smith and Peter G. Wiese, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8 for the TriCo Bancshares 2024 Equity Incentive Plan, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do everything necessary to accomplish the foregoing, as fully to all intents and purposes as he or she might or could do in person, and each of the undersigned does hereby ratify and confirm all that each of said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the date indicated.

Signature	Title	Date
/s/ Richard P. Smith
Richard P. Smith	President, Chief Executive Officer and Chairman	March 26, 2026

/s/ Peter G. Wiese
Peter G. Wiese	Executive Vice President and Chief Financial Officer	March 26, 2026

/s/ Kirsten E. Garen
Kirsten E. Garen	Director	March 26, 2026

/s/ Cory W. Giese
Cory W. Giese	Director	March 26, 2026

/s/ John S. A. Hasbrook
John S. A. Hasbrook	Director	March 26, 2026

/s/ Margaret L. Kane
Margaret L. Kane	Director	March 26, 2026

/s/ Michael W. Koehnen
Michael W. Koehnen	Director	March 26, 2026

/s/ Anthony L. Leggio
Anthony L. Leggio	Director	March 26, 2026

/s/ Martin A. Mariani
Martin A. Mariani	Director	March 26, 2026

/s/ Thomas C. McGraw
Thomas C. McGraw	Director	March 26, 2026

/s/ Jon Y. Nakamura
Jon Y. Nakamura	Director	March 26, 2026

/s/ Kimberley H. Vogel
Kimberley H. Vogel	Director	March 26, 2026